Exhibit 10.26
AMENDED AND RESTATED OPERATING AGREEMENT
OF
UNILIFE CROSS FARM LLC
(A Delaware Limited Liability Company, Member Managed)

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TABLE OF CONTENTS
(continued)

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AMENDED AND RESTATED OPERATING AGREEMENT
OF
UNILIFE CROSS FARM LLC
(A Delaware Limited Liability Company, Member Managed)
THIS AMENDED AND RESTATED OPERATING AGREEMENT (this “Agreement”) is made as of the 14th day of December 2009, by and among the persons listed on Exhibit A attached hereto (each of the persons listed on Exhibit A is sometimes hereinafter referred to individually as a “Member” and collectively as the “Members”).
WITNESSETH:
WHEREAS, UNILIFE CROSS FARM LLC (the “Company”) was formed as a limited liability company under the Delaware Limited Liability Company Act on November 10, 2009;
WHEREAS, Cross Farm, LLC has entered into a Membership Interest Purchase Agreement (the “Purchase Agreement”) whereby Cross Farm, LLC will acquire a 1% interest in the Company;
WHEREAS, the Members desire to amend and restate the Operating Agreement in its entirety in order to set forth the terms of operation of the Company and the Business;
NOW, THEREFORE, in consideration of the mutual promises and covenants herein and intending to be legally bound, the Members agree as follows:
ARTICLE 1
DEFINITIONS
1.1 Definitions.
For purposes of this Agreement, the following terms shall have the meanings set forth below, except as otherwise specified or as the context may otherwise require:
“Act” shall mean the Delaware Limited Liability Company Act, Title 6, Section 18-101 et seq., as amended from time to time.
“Adjusted Capital Account Deficit” shall mean, with respect to any Member, the deficit balance, if any, in such Member’s Capital Account as of the end of the relevant fiscal year, after giving effect to the following adjustments: (i) credit to such Capital Account any amounts which such Member is obligated to restore pursuant to the terms of such Member’s promissory note or otherwise or is deemed to be obligated to restore pursuant to Treasury Regulation Sections 1.704-2(g)(1) and 1.704-2(i)(5); and (ii) debit to such Capital Account the items described in Sections 1.704-1 (b)(2)(ii)(d)(4), 1.704-1 (b)(2)(ii)(d)(5) and 1.704-1 (b)(2)(ii)(d)(6) of the Regulations. The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Section 1.704-1 (b)(2)(ii)(d) of the Regulations and shall be interpreted consistently therewith.

“Adjusted Capital Contribution” shall mean, as of any day, a Member’s Capital Contributions reduced by the amount of cash and the Gross Asset Value of any Company property distributed to such Member pursuant to Sections 4.2 and 8.4 hereof.
“Agreement” shall mean this Operating Agreement, as amended from time to time.
“Bankruptcy” shall mean (i) the entry of a decree or order for relief by a court having jurisdiction in respect of a Person in an involuntary proceeding under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of a Person or for any substantial part of such Person’s property or the entry of an order for the winding up or liquidation of its affairs, which decree or order remains unstayed and in effect for a period of ninety (90) consecutive days; (ii) the commencement by a Person of a voluntary proceeding under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consent to the entry of an order for relief in an involuntary case under any such law, or consent to the appointment or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of a Person or for any substantial part of its property, or any general assignment by a Person for the benefit of creditors; or (iii) the attachment by a creditor of a Person’s interest in the Company, which attachment is not discharged or vacated within ninety (90) days from the date it becomes effective.
“Capital Account(s)” shall mean the individual account(s) maintained by the Company with respect to each Member as provided in Section 3.2 of this Agreement.
“Capital Contribution(s)” shall mean the amount of cash or the agreed value of the property or services (as determined by the Members and the Company) contributed by each Member to the Company as provided in Article 3 of this Agreement.
“Cash Flow” shall mean, for the fiscal year in which such determination is being made, the Company’s net income after taxes from operations, plus depreciation and amortization expense for such fiscal year (as computed for income tax purposes), less principal payments on scheduled indebtedness of the Company during the one-year period ending on the date upon which such determination is being made (excluding payments made under any subordinated promissory notes of the Company and payments scheduled to be made under Section 4.3(c) of this Agreement).
“Code” shall mean the Internal Revenue Code of 1986, as amended. All references to the Code or any regulations adopted thereunder, including Treasury Regulations or Temporary Treasury Regulations, are references to the Code or such regulations as they are in effect on the date hereof.

“Company” shall mean the Delaware limited liability company governed by this Agreement.
“Company Minimum Gain” shall have the same meaning as Percentage Minimum Gain set forth in Treasury Regulation Sections 1 704-2(b)(2) and 1.704-2(d).
“Depreciation” shall mean, for each fiscal year or other period, an amount equal to the depreciation, amortization or other cost recovery deduction allowable with respect to an asset for such year or other period, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such year or other period, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such year or other period bears to such beginning adjusted tax basis; provided, however, that if the federal income tax depreciation, amortization, or other cost recovery deduction for such year is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Tax Matters Member.
“Gross Asset Value” with respect to any asset shall mean the asset’s adjusted basis for federal income tax purposes, except as follows:
(i) The initial Gross Asset Value of any asset contributed by a Member to the Company shall be the gross fair market value of such asset, as determined by the Members;
(ii) The Gross Asset Values of all Company assets shall be adjusted to equal their respective gross fair market values, as determined by the Members, at the following times:
(a) the acquisition of an additional interest in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution;
(b) the distribution by the Company to a Member of more than a de minimis amount of Company property other than money as consideration for an interest in the Company; and
(c) the liquidation of the Company for federal income tax purposes within the meaning of Treasury Regulation Section l.704-I(b)(2)(ii)(9); provided, however, that the adjustments pursuant to clauses (a) and (b) above shall be made only if the Tax Matters Member reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members in the Company.

(iii) The Gross Asset Value of any Company asset distributed to any Member shall be the gross fair market value of such asset on the date of distribution;
(iv) The Gross Asset Values of Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulation Section 1.704-1 (b)(2)(iv)(m) and Section 4.3(g) hereof; provided, however, that Gross Asset Values shall not be adjusted pursuant to this clause (iv) to the extent the Tax Matters Member determines that an adjustment pursuant to clause (ii) hereof is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this clause (iv); and
(v) If the Gross Asset Value of an asset has been determined pursuant to subparagraphs (i), (ii) or (iv) hereof, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Profits and Losses.
“Managing Member” shall have the meaning set forth in Sections 5.1 and 6.2 of this Agreement.
“Member” shall mean each person listed on attached Exhibit A, and anyone else admitted as a member of the Company. The term “Members” shall mean all of such persons.
“Member Nonrecourse Debt” shall have the same meaning as Member nonrecourse debt set forth in Sections 1.704-2(b)(4) and 1.704-2(i) of the Treasury Regulations.
“Member Nonrecourse Debt Minimum Gain” shall have the same meaning as Member nonrecourse debt minimum gain set forth in Treasury Regulation Section 1.704-2(i) and shall be determined in accordance with the principles of such Section of the Treasury Regulations.
“Member Nonrecourse Deductions” shall have the same meaning as Member nonrecourse deductions set forth in Sections 1.704-2(i)(1) and 1 704-(2)(i)(2) of the Treasury Regulations.
“Nonrecourse Deductions” shall mean deductions having the meaning set forth in Sections 1 704-2(b)(l) and 1.704-2(c) of the Treasury Regulations.
“Percentage Interest” shall mean a Member’s percentage interest on Exhibit A attached hereto and as amended from time to time.
“Person” shall mean any individual, person, corporation, trust or other entity.

“Profits and Losses” shall mean, for each fiscal year or other period, an amount equal to the Company’s taxable income or loss for such year or period, determined in accordance with Code Section 703(a) (for these purposes, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(l) shall be included in taxable income or loss), with the following adjustments:
(i) Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses pursuant to the foregoing shall be added to such taxable income or loss;
(ii) Any expenditures of the Company described in Code Section 705(a)(2)(B) or that are treated as Code Section 705(a)(2)(B) expenditures pursuant to Treasury Regulation Section 1.704-1 (b)(2)(iv)(i) and not otherwise taken into account in computing Profits or Losses pursuant to the foregoing shall be subtracted from such taxable income or loss;
(iii) In the event the Gross Asset Value of any Company asset is adjusted pursuant to clause (ii) or (iii) of the definition of Gross Asset Value, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Profits or Losses;
(iv) Gain or loss resulting from any disposition of Company property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value;
(v) In lieu of depreciation amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such fiscal year or other period computed in accordance with the definition of Depreciation used herein;
(vi) To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 734(b) or Code Section 743(b) is required pursuant to Regulations Section 1.704-l(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Member’s interest, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for purposes of computing Profits or Losses; and
(vii) Notwithstanding the above, any items that are specially allocated pursuant to Sections 4.3 or 4.4 hereof shall not be taken into account in computing Profits and Losses.

ARTICLE 2
FORMATION AND PURPOSE
2.1 Formation.
The Members hereby form a limited liability company pursuant to the Act. The provisions of the Act shall apply and govern the formation and operation of the Company except to the extent otherwise expressly provided in this Agreement.
2.2 Name.
The name of the Company shall be UNILIFE CROSS FARM LLC. The Company may do business under that name and under any other name or names upon which the Members agree. If the Company does business under a name other than that set forth in its Certificate of Formation, then the Company shall file a fictitious name registration as required by law.
2.3 Registered Office and Principal Place of Business.
The registered office for the Company will be located at Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801 or at such other place within the State of Delaware as the Members may from time to time determine. The Company shall maintain such other offices as the Members shall determine. All correspondence for the Company shall be directed to Unilife Corporation, 633 Lowther Road, Lewisberry, Pennsylvania 17339.
2.4 Purposes.
The general purposes of the Company are to engage in any activity for which limited liability companies may be formed in the State of Delaware. The specific purpose of the Company shall be to purchase, own, operate, manage, mortgage, exchange and/or dispose of an interest in real property located at 250 Cross Farm Lane, Conewago Township, York County, Pennsylvania and to engage in all necessary or desirable activities in connection therewith. The Company shall possess and may exercise all of the powers and privileges granted by the Act, any other law or by this Agreement, together with any powers incidental thereto, so far as such powers and privileges are necessary or convenient to the conduct, promotion or attainment of the business purposes or activities of the Company.
2.5 Execution and Filing of the Certificate.
The Members have filed a Certificate of Formation for the Company (the “Certificate”) with the Delaware Secretary of State. Whenever it is necessary or advisable to amend or restate the Certificate, the Members may timely file an amended Certificate, and the Members shall do and continue to do all other things as may be required or advisable to maintain the Company as a limited liability company existing pursuant to Delaware law and as provided herein.

2.6 Governing Act.
The Company under this Agreement shall be organized pursuant to the Act, as it may be amended from time to time.
2.7 Other Qualifications.
The Company shall exist under the laws of the State of Delaware and, to the extent that the business of the Company is conducted in any jurisdiction other than Delaware, shall obtain qualification to do business under the laws of such other jurisdiction(s) as determined by the Members.
ARTICLE 3
CAPITAL CONTRIBUTIONS
3.1 Initial Capital Contributions of Members.
Upon the execution of this Agreement, each Member shall contribute cash, tangible or intangible property, services rendered, or a promissory note or other obligation to contribute cash or property or to perform services to the Company in proportion to the Member’s Percentage Interest as shown on Exhibit A attached hereto. The initial capital contribution to the Company by the Members shall be One Hundred Dollars ($100.00), pro rata as per the Members’ interests.
3.2 Capital Accounts.
For tax purposes, a separate Capital Account shall be established and maintained for each Member in accordance with Code Section 704 and Treasury Regulation Section 1.704-1(b) and the following provisions:
(i) Generally, the Capital Account of a Member shall consist of the Member’s initial Capital Contribution increased by: (a) any additional Capital Contributions in cash; (b) the fair market value of any Capital Contribution of property in kind (net of liabilities securing such contributed property that the Company is considered to assume or take subject to, under Section 752 of the Code); and (c) such Member’s share of Company Profits (or items thereof allocated pursuant to Article 4), including income and gain exempt from tax, and decreased by (w) distributions in cash to such Member; (x) the fair market value of property distributed in kind to such Member (net of liabilities securing such distributed property that such Member is considered to assume or take subject to, under Section 752 of the Code); (y) such Member’s share of Company Losses allocated pursuant to Article 4; and (z) such Member’s share of expenditures of the Company described or treated as described in Section 705(a)(2)(B) of the Code.

(ii) If any interest in the Company, or a portion thereof is transferred in accordance with this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred interest.
(iii) The foregoing provisions and other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulation Section 1.704-1(b) and shall be interpreted and applied in a manner consistent with such Regulations.
3.3 No Return of or Interest on Capital; No Partition.
Except as specifically provided in this Agreement, no Member may withdraw any amount from his Capital Account or be paid interest on his Capital Contributions or his Capital Account. No Member shall have any personal liability for the repayment of any Capital Contributions of any other Member. Each Member waives any right to partition Company property. The foregoing shall not constitute a waiver of any Member’s rights upon dissolution of the Company.
3.4 Additional Capital Contributions.
No Member shall be required to make any additional capital contribution to the Company or to restore any deficit in such Member’s Capital Account, except as provided in this Agreement, and such deficit, if any, shall not be considered a debt owed to the Company or to any other person for any purpose.
3.5 Ownership Interests.
The interests of the Members in the Company shall be personal property for all purposes.
ARTICLE 4
DISTRIBUTIONS TO MEMBERS AND ALLOCATIONS OF PROFITS AND LOSSES
4.1 Profits and Losses.
(a) After giving effect to the special allocations set forth in Sections 4.3 and 4.4 hereof, Profits and Losses for any fiscal year shall be allocated in accordance with the Members’ respective Percentage Interests.
(b) Notwithstanding subsection (a) and after application of Treasury Regulation Section I.704-1 (b)(2)(ii)(d), no such Losses shall be allocated to a Member which would cause such Member to have an Adjusted Capital Account Deficit at the end of any fiscal year if, at the time, any other Member has a positive Capital Account balance. Any Losses not allocated to a Member due to the foregoing limitation shall be specially allocated to the Members with positive Capital Account balances in proportion to such Capital Account balances until all such Capital Account balances have been reduced to zero and any remainder shall be allocated to Members in accordance with their respective Percentage Interests.

4.2 Distributions.
All existing net cash flow shall, after providing for a reserve as determined by the Members, be used to make a distribution in cash to the Members in proportion to their Percentage Interests, as set forth in Exhibit A, no less frequently than annually.
4.3 Special Allocations.
The following special allocations shall be made in the following order:
(a) Minimum Gain Chargeback. Notwithstanding any other provision of this Article 4, if there is a net decrease in Company Minimum Gain during any Company taxable year, each Member shall be specially allocated items of Company income and gain for such year (and, if necessary, subsequent years) in accordance with Treasury Regulation Section 1 704-2(f). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each of such Members pursuant thereto. The items to be so allocated shall be determined in accordance with Section 1.704-2(f) of the Treasury Regulations. This Section 4.3(a) is intended to comply with the minimum gain chargeback requirement in such Section of the Regulations and shall be interpreted consistently therewith.
(b) Member Minimum Gain Chargeback. Notwithstanding any other provision of this Article 4 except Section 4.3(a), if there is a net decrease in Member Nonrecourse Debt Minimum Gain attributable to a Member Nonrecourse Debt during any Company fiscal year, each Member who has a share of the Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Treasury Regulation Section 1.704-2(i)(5), shall be specially allocated items of Company income and gain for such year (and, if necessary, subsequent years) in accordance with Treasury Regulation Section 1.704-2(i)(4). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each of such Members pursuant thereto. The items to be so allocated shall be determined in accordance with Section 1.704-2(i)(4) of the Treasury Regulations. This Section 4.3(b) is intended to comply with the minimum gain chargeback requirement in such Section of the Regulations and shall be interpreted consistently therewith.
(c) Qualified Income Offset. In the event any Member who is not obligated (or treated as obligated) to restore a deficit balance in its Capital Account unexpectedly receives any adjustments, allocations, or distributions described in Regulation Section 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) or I.704-l(b)(2)(ii)(d)(6), items of Company income and gain shall be specially allocated to each such Member in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the Adjusted Capital Account Deficit of such Member as quickly as possible, provided that an allocation pursuant to this Section 4.3(c) shall be made if and only to the extent that such Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this Article 4 have been tentatively made as if this Section 4.3(c) were not in this Agreement.

(d) Gross Income Allocation. In the event any Member has a deficit Capital Account at the end of any Company fiscal year that is in excess of the sum of (i) the amount such Member is obligated to restore, and (ii) the amount such Member is deemed to be obligated to restore pursuant to Sections 1.704-2(g)(l) and 1.704-2(i)(5) of the Treasury Regulations, each such Member shall be specially allocated items of Company income and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this Section 4.3(d) shall be made if and only to the extent that such Member would have a deficit Capital Account balance in excess of such sum after all other allocations provided for in this Article 4 have been tentatively made as if this Section 4.3(d) were not in this Agreement.
(e) Nonrecourse Deductions. Nonrecourse Deductions for any taxable year or other period shall be allocated among the Members in proportion to their respective Percentage Interests.
(f) Member Nonrecourse Deductions. Any Member Nonrecourse Deductions for any fiscal year or other period shall be specially allocated to the Member who bears the economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Treasury Regulation Section 1.704-2(i).
(g) Section 754 Adjustment. To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 734(b) or Code Section 743(b) is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Members in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Section of the Regulations.
4.4 Curative Allocations.
The allocations set forth in Sections 4.1(b) and 4.3 hereof (the “Regulatory Allocations”) are intended to comply with certain requirements of Treasury Regulation Section 1.704-1(b). It is the intent of the Members that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Company income, gain, loss or deduction pursuant to this Section 4.4. Therefore, notwithstanding any other provision of this Article 4 (other than the Regulatory Allocations), the Members shall make such offsetting special allocations of Company income, gain, loss and deduction in whatever manner they determine appropriate so that, after such offsetting allocations are made, each Members’ Capital Account balance is, to the extent possible, equal to the Capital Account balance such Member would have had if the Regulatory Allocations were not part of the Agreement and all Company items were allocated pursuant to Section 4.1(a) hereof. In exercising their discretion under this Section 4.4, the Members shall take into account future Regulatory Allocations under Sections 4.3(a) and 4.3(b) that, although not yet made, are likely to offset other Regulatory Allocations previously made under Sections 4.3(e) and 4.3(g).

4.5 Tax Allocations: Code Section 704(c).
In accordance with Code Section 704(c) and the Regulations thereunder, income, gain, loss and deduction with respect to any property contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its initial fair market value. Allocations pursuant to this Section 4.5 are solely for purposes of federal, state and local taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Profits, Losses, other items or distributions pursuant to any provision of this Agreement.
4.6 Miscellaneous.
(a) For purposes of determining the Profits, Losses or any other items allocable to any period, Profits, Losses and any such other items shall be determined on a daily, monthly or other basis, as determined by the Board using any permissible method under Code Section 706 and the Regulations promulgated thereunder.
(b) Except as otherwise provided in this Agreement, all items of Company income, gain, loss, deduction and any other allocations not otherwise provided for shall be divided among the Members in the same proportions as they share Profits or Losses, or, as the case may be, for the year.
(c) The Members are aware of the income tax consequences of the allocations made by this Article 4 and hereby agree to be bound by the provisions of this Article 4 in reporting their shares of Company income or loss for income tax purposes.
(d) Solely for the purpose of determining each Member’s share of excess nonrecourse liabilities pursuant to Treasury Regulation Section 1 752-3(a)(3), each Member’s interest in Company Profits is hereby specified to be such Member’s Percentage Interest.

4.7 Establishment of Reserve.
The Members shall have the right and obligation to establish reasonable reserves based on generally accepted accounting principles for acquisitions, capital expenditures and other contingencies, such reserves to be funded with such portion of the revenues of the Company for any fiscal year as the Members may deem necessary or appropriate for that purpose.
4.8 Amounts Withheld.
All amounts withheld pursuant to the Code or any provision of any state or local tax law with respect to any payment, distribution or allocation to the Company or the Members shall be treated as amounts distributed to the Members pursuant to this Article 4 for all purposes under this Agreement. The Members agree to withhold from distributions, or with respect to allocations, to the Members and to pay over to any federal, state or local government any amounts required to be so withheld pursuant to Code or any provision of any other federal, state or local law and shall allocate any such amounts to the Members with respect to which such amount was withheld.
ARTICLE 5
MANAGEMENT
5.1 Rights and Duties of Members.
The Company shall be managed by the Members. The Members shall, from time to time, designate certain individuals as officers and authorize them to act on behalf of the Company, in accordance with the instructions of the Members. Such individuals need not be Members of the Company. Each Member shall designate an individual who shall be authorized to act on behalf of such Member with respect to the Company, and each Member shall, from time to time, advise the Company and each other Member of the names and offices of the persons authorized to act with respect to the Company on behalf of such Member. Until such time as otherwise directed by the Members in writing, Unilife Corporation shall be the “Managing Member” with the sole and exclusive authority to bind the Company. No other Member shall have the right to act for or bind the Company.
5.2 Exculpation.
No Member as such or any officer, employee or agent of any Member or the Company shall be liable to the Company or any Member for losses or liabilities arising from the conduct of the affairs of the Company or from the conduct of any employee or agent of the Company.

5.3 Indemnification of the Members.
(a) The Company shall indemnify and hold harmless the Members and each person who shall serve at any time as a representative of a Member or an officer of the Company against all damages, losses, fines, costs and expenses (including attorneys’ fees and disbursements) resulting from or relating in any way to any claim or demand made or threatened, or any action, proceeding or investigation commenced or threatened, omitted to have been taken (or alleged to have been taken or omitted to have been taken) by such person in connection with the organization, business or other affairs of the Company (including any amounts paid or property transferred, and all costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any settlement of any such claim, action, proceeding, or investigation), except that such indemnification shall be made only if such action or omission of such person satisfies the requirements of the Act with respect to the matter or matters as to which indemnity is sought.
(b) For the purposes of Section 5.3(a) hereof, the determination that the action or omission of any person satisfies the requirements of the Act shall be made by a court of competent jurisdiction or other body before which the relevant action, proceeding or investigation is pending. In the absence of a determination by such court or other body, such determination may be made by legal counsel to the Company in a written legal opinion to the Company.
5.4 Holding of Property.
Property owned by the Company shall be held in the name of the Company or in nominee name.
5.5 Loans.
Any person may, with the consent of the Members, lend or advance money to the Company. If any Member shall make any loan or loans to the Company or advance-money on its behalf, the amount of any such loan or advance shall not be treated as a Capital Contribution but shall be a debt due from the Company. The amount of any such loan or advance by a lending Member shall be repayable out of the Company’s cash and shall bear interest at such rate as the lending Member and other Members shall agree but not in excess of the maximum rate permitted by law. None of the Members shall be obligated to make any loan or advance to the Company.
ARTICLE 6
RIGHTS AND OBLIGATIONS OF MEMBERS; MEETINGS
6.1 Liability of Members.
(a) No Member shall have any personal liability with respect to the liabilities or obligations of the Company, except to the extent that such Member expressly and voluntarily assumes in writing any obligations of the Company; and
(b) No Member shall be personally liable or obligated, except as otherwise required by the Act, to return to the Company or to pay any creditor or any other Member the amount of any return of its Capital Contribution to it or other distribution made to it.

6.2 Voting Rights.
The Members shall each have the number of votes corresponding to their respective Percentage Interests on any Company matter, except as otherwise specifically provided in this Agreement. Any action to be taken by the Members may be taken at a meeting held in accordance with Section 6.3 hereof or by consent in writing in accordance with this Section 6.2. Each Member who is entitled to vote or consent may vote or consent by a signed writing or a signed written consent directing the manner in which it desires that its vote be cast, except that any Member who fails to respond to any notice of meeting within twenty (20) days after hand delivery or the mailing thereof by certified or registered mail shall be deemed not to have consented to or approved any action proposed. Notwithstanding the foregoing, the Members authorize the Managing Member to act on behalf of and bind the Company in the ordinary course of business without the necessity of membership meeting, vote or further consent.
6.3 Company Meetings.
(a) Meetings of the Company may be called by a Member holding at least fifty percent of the aggregate Percentage Interests in the Company upon no less than five (5) days but no more than twenty (20) days notice in writing to the other Member(s).
(b) Members may participate in meetings by means of conference telephone calls in which all Members participating in the meeting can hear each other. Any vote may be cast in person, by telephone or by proxy. Proxies shall be valid only if in writing.
At any Company meeting, the presence in person or by telephone or proxy of Members representing at least fifty-one percent of the aggregate Percentage Interests in the Company shall constitute a quorum. Except as otherwise provided herein, the business of the Company presented at any meeting shall be decided by the vote of at least fifty-one percent of the aggregate Percentage Interests in the Company in favor of the action proposed. Alternatively, actions of the Company may be taken without a meeting by unanimous written consent of the Members.
6.4 Waiver of Fiduciary Duty; Company Opportunities.
This Agreement is not intended to, and does not, create or impose any fiduciary duty on the Managing Member or its respective Affiliates by virtue of its managing control or majority percentage interest. Further, all other Members hereby waive any and all fiduciary duties that, absent such waiver, may be implied by Law, and in doing so, recognizes, acknowledges and agrees that the duties and obligations of the Managing Member to the other Members and to the Company are only as expressly set forth in this Agreement. Each Member acknowledges that other Members own and/or manage other businesses, including businesses that may compete with the Company. Neither any Member nor its Affiliates, and their respective officers, directors, shareholders, partners, members, agents and employees, shall not in any way be prohibited or restricted from engaging or investing in, independently or with others, any business opportunity of any type or description, including, without limitation, those business opportunities that might be the same or similar to the Business and neither the Company, or any other Member and their Affiliates, and their respective officers, directors, shareholders, partners, members, agents and employees, shall have any right in or to such other business opportunities or to the income or proceeds derived therefrom.

6.5 [Intentionally Deleted].
6.6 Additional Members.
Additional Members may be admitted to the Company upon receiving the consent of the existing Members. The terms of admission may provide for the creation of different classes or groups of Members having different rights, powers, and duties.
ARTICLE 7
ACCOUNTING
7.1 Books and Records.
The Managing Member shall keep, or cause to be kept, true, exact and complete books of account of the Company’s affairs, in which shall be entered fully and accurately each transaction of the Company and of each entity that it controls. The books of account shall be kept on a basis as determined by the Members. Such books of account, together with all correspondence, papers and other documents, shall be kept at the principal office of the Company and shall be, at all reasonable times, open to the examination of any of the Members or their duly authorized representatives. Except as otherwise provided herein, all financial books and records of the Company and of each entity which it controls shall be kept, and all financial statements furnished to the Members hereunder shall be prepared, in accordance with generally accepted accounting principles consistently applied as modified by tax basis accounting or such other basis as the Members may determine.
7.2 Fiscal Year.
The fiscal year and the taxable year of the Company shall end as of December 31 of each year.
7.3 Tax and Financial Reports.
(a) Not later than April 1 after the end of each fiscal year, each Member shall be provided with an information letter with respect to its distributive share of income, gain, deduction, losses and credits, as the case may be, for income tax reporting purposes for the previous fiscal year, together with any other information concerning the Company necessary for the preparation of a Member’s income tax return, including Form K-1 from the Company.

(b) The Managing Member shall prepare or cause to be prepared all federal, state and local tax returns of the Company for each year for which such returns are required to be filed. The “Tax Matters Member” designated in Section 7.5 shall promptly notify all other Members of any Company audits by the US Internal Revenue Service or any state or local taxing authority.
(c) The Managing Member shall cause to be distributed to the Members, not later than April 1 after the end of each fiscal year, a balance sheet and income statement prepared for the prior calendar year in accordance with generally accepted accounting principles consistently applied.
7.4 Company’s Accounting Firm.
The Company’s accounting firm shall be such firm of independent certified public accountants as the Members may select from time to time.
7.5 Tax Matters Member.
To the extent necessary under the Code, the Managing Member is hereby designated as the “Tax Matters Member” in accordance with Section 6231(a)(7) of the Code and, in connection therewith and in addition to all other powers given thereunder, shall have all other powers needed to perform fully hereunder, including, without limitation, the power to retain all attorneys and accountants of its choice. The Tax Matters Member shall give notice to each other Member of a Company audit. The designation made in this Section 7.5 is hereby expressly consented to by each Member as an express condition to becoming a Member.
ARTICLE 8
TERM AND DISSOLUTION
8.1 Term.
The term of the Company shall commence as of the date of this Agreement and shall continue until termination pursuant to the provisions hereof.

8.2 Events Causing Termination.
Except as otherwise provided herein, the Company shall be dissolved and shall terminate, and its affairs shall be wound up, upon the occurrence of any of the following:
(i) The vote of the Members;
(ii) The sale or other disposition of all or substantially all of the assets of the Company; or
(iii) An event of dissolution under the Act.
provided, however, that in the event there are no Members of the Company, the Personal Representative (as defined in the Act) shall have the right, within ninety (90) days after the event which terminated the continuing membership of the last remaining Member (the “Termination Date”), to agree in writing to continue the Company and to admit itself or some other Person as a Member effective as of the Termination Date, whereupon the Company shall not be dissolved and its affairs shall not be wound up.
8.3 Actions of Members.
No action of or event affecting a Member shall dissolve or terminate the Company unless specifically provided in Section 8.2 of this Agreement.
8.4 Distribution in Case of Termination.
Upon the termination of the Company, the Members, or such liquidating agent as such Members may appoint, shall proceed to wind up the affairs of the Company, unless within ninety (90) days after such event all of the remaining Members agree in writing to continue the Company, in the following order of priority:
(a) To the payment of the debts and liabilities of the Company and the expenses of liquidation in the order of priority as provided by the Act, and to the establishment of any reserves which the Members or liquidating agent shall deem reasonably necessary for any contingent or unforeseen liabilities or obligations of the Company. Said reserves may be paid over by the Members or liquidating agent to a bank or an attorney-at-law to be held in escrow for the purpose of paying any such contingent or unforeseen liabilities or obligations, and at the expiration of such period as the Members or liquidating agent shall deem advisable, such reserves shall be distributed to the Members or their assigns in the order of priority provided in this Section 8.4;
(b) To the Members in proportion to the credit balance in each of their Capital Accounts, after giving effect to all contributions, distributions and allocations for all periods.
Liquidation shall be conducted in accordance with the timing requirements of Section 1.704-1(b)(2) of the Treasury Regulations. No Member shall be liable to restore, or pay to the Company, any deficit in such Member’s Capital Account. The Company shall terminate when all property owned by Company shall have been disposed of and the net proceeds, after satisfaction of liabilities to creditors, shall have been distributed among the Members as aforesaid. The establishment of any reserves in accordance with the provisions of subsection 8.4(a) shall not have the effect of extending the term of the Company.

8.5 Rights of Members on Liquidation.
Except as otherwise provided in this Agreement, (i) each Member shall look solely to the assets of the Company for the return of its Capital Contributions and shall have no right or power to demand or receive property other than cash from the Company and (ii) no Member shall have priority over any other Member as to the return of its Capital Contributions, distributions or allocations.
ARTICLE 9
TRANSFER OF COMPANY INTERESTS
9.1 Transfer of Interests Generally.
Except as otherwise expressly provided herein, the Members shall not have the right to transfer or assign their interests in the Company and any such purported transfer or assignment shall be void ab initio, unless all of the Members agree to such transfer or assignment. A transfer shall include a voluntary or involuntary sale, exchange, assignment, gift, pledge, hypothecation, or other encumbrance or disposition. The Company shall not be required to transfer on its records any Company interest that has been purported to have been sold or transferred, but in violation of this Agreement, or to treat such purported owner, holder, or assignee as a Member or as having any economic rights in the Company. Each Member hereby acknowledges the reasonableness of the restrictions on the transfer of the interests in the Company imposed by this Agreement in view of the Company purposes and the relationship of the Members. Accordingly, the restrictions on transfer contained herein shall be specifically enforceable.
9.2 Sale or Liquidation of Percentage Interest.
A Member may sell or transfer his Percentage Interest subject to the following provisions:
(a) The remaining Members shall each have the first option to purchase a share of the Percentage Interest of the selling Member or to cause the Company to liquidate the Percentage Interest of the selling Member prior to said Percentage Interest being sold to a third party.
(b)(I) Each remaining Member may elect to purchase a share of the Percentage Interest of the selling Member equal to the ratio that his Percentage Interest bears to the total of the Percentage Interests of all remaining Members. If a remaining Member does not elect to purchase a portion of the Percentage Interest of the selling Member, the other remaining Members may elect to purchase that portion of the Percentage Interest of the selling Member in the ratio which the Percentage Interest of each such other remaining Member bears to the Percentage Interest of all such other remaining Members. Notwithstanding the foregoing, the remaining Members may elect to purchase such portion of the Percentage Interest of the selling Member as they may mutually agree upon.

(b)(2) A decision by the remaining Members to have the Company liquidate the Percentage Interest of the selling Member shall be in writing and signed by all remaining Members.
(c) The price for a Percentage Interest shall be the net fair market value of the Company property multiplied by the Percentage Interest of the selling Member or, if the selling Member has received a bona fide written third party offer to purchase his interest, then the purchase price stated in such offer. The net fair market value of the Company property shall be the net book value of the Company assets increased to reflect the fair market value of Company assets that have a fair market value greater than their cost less depreciation. The net fair market value of any Company real estate and equipment shall be determined by an appraiser selected by agreement of the Members or their authorized representatives.
(d) In the event any dispute should arise hereunder, such dispute shall be submitted to binding arbitration in accordance with the provisions of Section 9.4 hereof.
(e) The terms of any sale or liquidation hereunder shall be as follows:
(1) The Member who wishes to sell or transfer shall give written notice thereof to the other Members including, if applicable, a copy of the written offer of any third party purchaser.
(2) The other Members shall have a period of thirty (30) days after such notification within which to notify the selling Member of their intent to purchase or cause a liquidation of the Percentage Interest.
(3) Failure of the other Members to notify the selling Members within said thirty (30) day period shall render the Percentage Interest saleable to a third party for a period of sixty (60) days, and if not sold within that period, it shall once again become subject to this Agreement. Provided, however, that a Percentage Interest may not be sold or transferred to a third party without the written consent of the non-selling Members, which consent shall not be unreasonably withheld. Provided, further, that any sale to a third party shall be at a purchase price not less than that stated in a written offer communicated to the remaining Members pursuant to subparagraph (1) of this subsection (e) or, if no such offer was communicated to the remaining Members, the fair market value of the Percentage Interest.

(4) The purchase price of the Percentage Interest purchased by the Company and/or each of the remaining Members shall be paid as follows:
(i) The Company or purchasing Member shall pay in cash or by certified check an amount equal to one-sixth (1/6) of the purchase price at the time of Settlement. The Company’s or the purchasing Member’s obligation to pay the remaining purchase price shall be evidenced by a note, delivered at Settlement and payable to the selling Member, the principal amount of which shall equal the balance of the purchase price. The promissory note shall provide for five (5) equal installments of principal and interest, payable on the first through the fifth anniversary dates of the Settlement. The promissory note shall bear interest at a rate equal to the then-current prime rate of interest plus one percent per annum and may be prepaid without premium or penalty.
(ii) Settlement shall be held within sixty (60) days after the remaining Members receive notice of the intention to sell or transfer a Percentage Interest at a time and place agreed to by the parties.
(iii) Upon the delivery of the promissory note, the selling Member shall execute and deliver to the Company or purchasing Member(s) such documents as may be reasonably required to evidence the liquidation or transfer of his Percentage Interest.
(iv) Nothing contained in this subparagraph (4) shall prevent the Members from mutually agreeing upon some other terms of payment.
9.3 Transfer of Percentage Interests to Related Parties.
Notwithstanding the provisions of Section 9.1 of this Agreement or any other provisions hereof, a Member may, at any time, without the consent of and without creating a right of first refusal in the remaining Members or the Company, transfer all or any part of its Percentage Interest to an entity owned or controlled by the same persons owning or control such Member. Any Percentage Interest thus transferred shall, in the hands of each transferee, be subject to the terms and conditions of this Agreement.
9.4 Arbitration.
The parties agree that in the event any disagreement or dispute shall arise pertaining to the terms of Sections 9.1 and 9.2, all matters in controversy shall be submitted to a board of arbitrators consisting of three members, one of whom shall be chosen by the selling Member, one of whom shall be chosen by the remaining Members, and the third shall be chosen by the two designees. The parties to this Agreement, for themselves, their heirs, executors and assigns, agree to be bound by the decision of the board of arbitrators and accept its decision as a final determination.
9.5 Indemnity.
If a Member shall, or shall attempt to, sell, assign, transfer, pledge, subject to any security interest, or otherwise dispose of his/its Company interest, such Member shall indemnify and hold harmless the other Members and the Company against and from any and all liabilities, obligations, costs and expenses the other Member(s) or the Company may incur as a result of such failure.

9.6 Drag-Along Rights.
(a) Except as otherwise provided in this Agreement, if, at any time after the date hereof, the Managing Member (the “Drag-Along Transferring Member”) desires to Transfer a Percentage Interest owned by such Member to a third party (whether for cash, securities or a combination of both), then, if requested by the Drag-Along Transferring Member, each other Member (a “Drag-Along Participant”) shall be required to sell a percentage of its Percentage Interests equal to the percentage of Percentage Interests owned by the Drag-Along Transferring Member that are being sold by the Drag-Along Transferring Member.
(b) The consideration to be received by each Drag-Along Participant in the transaction contemplated by Section 9.6(a) (the “Drag Transaction”) shall be the same form and amount of consideration per Percentage Interest to be received by the Drag-Along Transferring Member(s), and the terms and conditions of such sale shall be the same as those upon which the Drag-Along Transferring Member(s) sells its Percentage Interests. If the Drag-Along Transferring Member(s) are given an option as to the form and amount of consideration to be received, all Drag-Along Participants will be given the same option.
(c) The Drag-Along Transferring Member(s) shall provide written notice (the “Drag-Along Notice”) to each Drag-Along Participant of any proposed Drag Transaction not less than 10 days prior to the consummation of the Drag Transaction. The Drag-Along Notice shall set forth the consideration to be paid by the purchaser for the Percentage Interests in the Drag Transaction, the name of the proposed purchaser and the other material terms of the Drag Transaction.
(d) In connection with the Drag Transaction, each Drag-Along Participant will agree to make the same customary representations, covenants, indemnities and agreements as the Drag-Along Transferring Member(s).
(e) At least 10 days prior to the anticipated consummation of the Drag Transaction, each Drag-Along Participant shall deliver to the Company to hold in escrow pending transfer of the consideration in respect thereof and the consummation of the Drag Transaction in accordance with its agreed terms and conditions (i) such documents as are necessary to convey to the applicable purchaser the Percentage Interests to be Transferred by such Drag-Along Participant, in form and substance reasonably satisfactory to such purchaser and (ii) a limited power-of-attorney authorizing the Company to take all actions necessary to Transfer such securities in such Drag Transaction. In the event that a Drag-Along Participant should fail to deliver such documents and power-of- attorney, the Company shall cause the books and records of the Company to show that such Percentage Interests are bound by the provisions of this Section 9.6 and that the Transfer of such Percentage Interests to the purchaser in such sale may be effected without such Drag-Along Participant’s consent.

(f) The closing of the Drag Transaction shall be held at such place and on such date as determined by the Drag-Along Transferring Member(s) and the proposed purchaser, but in no event later than 120 days (or longer, if the Hart-Scott-Rodino Act so requires) after delivery of the Drag-Along Notice required to be delivered pursuant to Section 9.6(c). Upon the consummation of the Drag Transaction, the purchaser shall remit directly to each Drag-Along Participant, by wire transfer if available and if requested by the Drag-Along Participant, the consideration for such Drag-Along Participant’s Percentage Interests sold pursuant thereto.
9.7 Tag-Along Rights.
(a) In the event that the Managing Member (the “Tag-Along Transferring Member(s)”) shall Transfer Percentage Interests then held by such Member (except for Transfers by the Managing Member not in the nature of a liquidation or realization of its investment, such as a transfer involving a Transfer to an Affiliate or in the context of a reorganization or the Managing Member’s investment in the Company, or transaction of a similar nature) (a “Tag-Along Sale”) to a third party or third parties, the other B Members (the “Tag-Along Participants”) shall have the right and option, but not the obligation, to sell the same percentage of the total number of Percentage Interests held by the respective Tag-Along Participants as the percentage of the total Percentage Interests held by the Tag-Along Transferring Member that are being sold, on the terms and conditions set forth in this Section 9.7.
(b) The consideration to be received by each Tag-Along Participant in the transaction contemplated by Section 9.7(a) (the “Tag Transaction”) shall be the same form and amount of consideration per Percentage Interest to be received by the Tag-Along Transferring Member(s), and the terms and conditions of such sale shall be the same as those upon which the Tag-Along Transferring Member(s) sells its Percentage Interests. If the Tag-Along Transferring Member(s) is given an option as to the form and amount of consideration to be received, all Tag-Along Participants will be given the same option.
(c) The Tag-Along Transferring Member(s) shall provide written notice (the “Tag-Along Notice”) to each Tag-Along Participant of any proposed Tag Transaction not less than 10 days prior to the consummation of the Tag Transaction. The Tag-Along Notice shall set forth the consideration to be paid by the purchaser for the Percentage Interests in the Tag Transaction, the name of the proposed purchaser and the other material terms of the Tag Transaction.

(d) In connection with the Tag Transaction, each Tag-Along Participant will agree to make the same customary representations, covenants, indemnities and agreements as the Tag-Along Transferring Member(s).
(e) At least 10 days prior to the anticipated consummation of the Tag Transaction, each Tag-Along Participant shall deliver to the Company to hold in escrow pending transfer of the consideration in respect thereof and the consummation of the Tag Transaction in accordance with its agreed terms and conditions (i) such documents as are necessary to convey to the applicable purchaser the Percentage Interests to be Transferred by such Tag-Along Participant, in form and substance reasonably satisfactory to such purchaser and (ii) a limited power-of-attorney authorizing the Company to take all actions necessary to Transfer such securities in such Tag Transaction. In the event that a Tag-Along Participant should fail to deliver such documents and power-of-attorney, the Company shall cause the books and records of the Company to show that such Percentage Interests are bound by the provisions of this Section 9.7 and that the Transfer of such Percentage Interests to the purchaser in such sale may be effected without such Tag-Along Participant’s consent.
(f) The closing of the Tag Transaction shall be held at such place and on such date as determined by the Tag-Along Transferring Member(s) and the proposed purchaser, but in no event later than 120 days (or longer, if the Hart-Scott-Rodino Act so requires) after delivery of the Tag-Along Notice required to be delivered pursuant to Section 9.7(c). Upon the consummation of the Tag Transaction, the purchaser shall remit directly to each Tag-Along Participant, by wire transfer if available and if requested by the Tag-Along Participant, the consideration for such Tag-Along Participant’s Percentage Interests sold pursuant thereto.
ARTICLE 10
GENERAL PROVISIONS
10.1 Binding Effect and Benefit of This Agreement.
This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns, as the case may be.
10.2 Agreement
The titles of the Articles and Sections herein have been inserted as a matter of convenience of reference only and shall not control or affect the meaning or construction of any of the terms or provisions hereof. At the expense of the Company, the Members shall promptly have prepared, executed and filed or recorded all legally required fictitious name or other applications, registrations, publications, certificates and affidavits for filing with the proper governmental authorities and have arranged for the proper advertisement, publication and filing of record thereof.

10.3 Notices, etc.
Except as otherwise expressly provided herein, all notices that are required or contemplated by this Agreement shall be in writing. Delivery of such notices shall be deemed to be made when the same are either personally served upon the person entitled thereto or sent by telecopy (fax) to such person (with receipt acknowledged by the person receiving such telecopy) or three (3) days after being deposited in the mails, by certified or registered mail, with postage prepaid, addressed to such person at its mailing address as shown on the Company’s records as changed by notice to parties hereto in accordance herewith.
10.4 Integration; Termination.
This Agreement represents the entire understanding of the parties with respect to the subject matter hereof. No termination, revocation or waiver of this Agreement shall be binding unless in writing and signed by all Members.
10.5 Interpretation.
This Agreement shall be interpreted and construed in accordance with the laws of the State of Delaware without regard to its conflicts of laws provisions, but shall not be construed against the drafter of this Agreement. As used in this Agreement, the neuter, masculine and/or feminine gender shall include the neuter, masculine or feminine gender as required by the context of the sentence and the plural shall include the singular wherever appropriate.
10.6 Counterparts.
The parties hereto may execute this Agreement in any number of counterparts, each of which, when executed and delivered, shall be an original; but all such counterparts shall constitute one and the same instrument.
10.7 Severability of Provisions.
Each provision of this Agreement shall be considered severable. If for any reason any provision or provisions hereof are determined to be illegal or invalid, such illegality or invalidity shall not impair the operation of or affect those portions of this Agreement that are valid and this Agreement shall be construed in all respects as if such invalid or illegal provision was omitted.
10.8 Amendments.
This Agreement may be amended by the unanimous vote of the Members and any such amendment approved in accordance with the foregoing shall be provided to all of the Members in written form; provided, however, this Agreement may not be amended without the unanimous written consent of each Member adversely affected thereby if such amendment would (i) modify the limited liability of a Member, or (ii) alter the interest of a Member in the Profits, Losses, or distributions of the Company.

10.9 Subject to Purchase Agreement.
Notwithstanding anything to the contrary contained in this Agreement, the Company is bound by the provisions of the Purchase Agreement and is authorized to take the actions set forth therein.
IN WITNESS WHEREOF, the parties have caused this Operating Agreement to be executed as of the day and year first above written.

WITNESS:	MEMBERS:

Unilife Corporation

/s/ Alan Shortall
By: Alan Shortall
Title: CEO

EXHIBIT A

Members	Percentage Interest

Currently:
Unilife Corporation	100%

Upon performance of the Purchase Agreement:
Unilife Corporation	99%
Cross Farm, LLC	1%